Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox
NAVTEQ Corporation
Tel: 312-894-7500
e-M: investorrelations@navteq.com

NAVTEQ Reports Record Fourth Quarter and Full Year 2006 Operating Results

Chicago, IL – February 8, 2007 – NAVTEQ Corporation, a leading global provider of digital maps for vehicle navigation and location-based solutions, today reported record revenue and operating income for the fourth quarter and fiscal year ended December 31, 2006.

Revenue in the quarter rose 24% over the fourth quarter of 2005 to $180.7 million.  Operating income grew 51% over the prior year to $62.8 million.  Net income was up 55% over last year’s fourth quarter to $42.9 million.   Earnings per diluted share grew 54% to $0.45, compared to $0.29 in the prior year’s quarter.

For the full year 2006, revenue was $581.6 million, representing growth of 17% over 2005.  Operating income for the full year grew 14% to $153.7 million.  Net income for 2006 was $110.0 million, compared to $170.8 million in 2005.  Earnings per diluted share for the year totaled $1.15, compared to $1.81 in 2005.

 “The fourth quarter brought to a close another exciting year for GPS technology and digital maps,” said Judson Green, President and Chief Executive Officer.  “We continued to grow our geographic footprint, rolled out important technology enhancements, and announced two important acquisitions that will expand our portfolio of content.  While 2006 was a challenging year, we believe that our many accomplishments have positioned us well for continued success in the years ahead.”

Full year net income and earnings per diluted share for 2006 were significantly lower than in 2005 due in part to the recording of a net income tax benefit of $80.6 million, or $0.85 per diluted share, during the third quarter of 2005.  The recording of this benefit was primarily related to the reversal of the company’s valuation allowance on deferred tax assets associated with net operating loss and deferred interest carryforwards in the U.S.

NAVTEQ revenue from the Europe, Middle East & Africa (EMEA) region totaled $113.6 million in the quarter, up 34% from the fourth quarter of 2005.  For the full year, EMEA revenue was $360.1 million, an increase of 14% over 2005.  Excluding the impact of foreign currency rate fluctuation, EMEA revenue for the fourth quarter and full year 2006 grew 25% and 12%, respectively.  Revenue for the Americas region was $66.3 million in the quarter, a 17% increase over the fourth quarter of 2005.  For the full year, Americas revenue was $216.2 million, representing 25% growth over 2005.  Asia Pacific revenue was $0.8 million in the quarter and $5.4 million for the full year.

Cash and marketable securities totaled $322.5 million at December 31, 2006.  Net cash provided by operating activities for 2006 was $140.0 million.

Business Outlook

The following forward-looking statements reflect NAVTEQ management’s expectations as of February 8, 2007.  For the fiscal year 2007, NAVTEQ expects revenue in the range of $720 million to $750 million and earnings per diluted share of $1.20 to $1.26.  This guidance reflects the following key assumptions and projections:

•                  effective worldwide tax rate of approximately 29%;

•                  average annual U.S. Dollar/Euro exchange rate of $1.27;

•                  average diluted shares outstanding of approximately 100 million;

•                  stock-based compensation expense of approximately $18 million;

•                  additional rent expense of $3.5 million related to the corporate headquarters move; and

•                  12 months of financial results from the acquisition of The Map Network, which closed December 15, 2006, and 10 months of financial results from the pending acquisition of Traffic.com, which is assumed to close in early March 2007.  These acquisitions are expected to contribute aggregate revenue of approximately $60 million and reduce earnings per diluted share by approximately $0.25 on a standalone basis.

NAVTEQ expects fixed asset capital expenditures of approximately $60 million in 2007.  This represents a significant increase over prior years and is primarily due to:

•                  leasehold improvements related to the move to a new corporate headquarters in the Chicago area; and

•                  Traffic.com capital expenditures of approximately $15 million.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Thursday, February 8, 2007 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 800.638.4930 (North America) or 617.614.3944 (international), passcode 70466928
Contact:	investorrelations@navteq.com

The company will provide a telephone replay of the conference call at 888.286.8010 (North America) or 617.801.6888 (international), passcode 91547504.  The telephone replay will be accessible from 7:00 PM ET Thursday, February 8, 2007 through 11:59 PM ET on Thursday, February 15, 2007.  An on-demand replay of the conference call will also be available online at investor.navteq.com until March 8, 2007.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 2,200 employees located in 144 offices in 27 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements also include statements about the company’s future financial performance and operating results.  The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A.  Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 1A. Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2006, in each case as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

A Registration Statement on Form S-4, containing a proxy statement/prospectus of NAVTEQ and Traffic.com relating to the proposed merger of NAVTEQ and Traffic.com was declared effective by the SEC on February 1, 2007.  The definitive proxy statement/prospectus has been sent to security holders of Traffic.com seeking their approval of the proposed merger.  Investors and security holders are urged to read carefully the definitive proxy statement/prospectus and any other relevant documents filed by either party with the SEC before making any voting or investment decision because they will contain important information regarding NAVTEQ, Traffic.com and the proposed merger.  The documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.navteq.com or by directing a request to NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, Attention: Investor Relations, telephone: (312) 894-7500.  The documents filed with the SEC by

Traffic.com may be obtained free of charge from Traffic.com’s website at www.traffic.com or by directing a request to Traffic.com, Inc., 851 Duportail Road, Wayne, Pennsylvania, 19087, Attention: Investor Relations, telephone: (610) 725-9700.  The documents filed by NAVTEQ and Traffic.com are also available free of charge from the SEC’s website at www.sec.gov.

NAVTEQ, Traffic.com and their respective executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from stockholders of Traffic.com in favor of the proposed merger.  Information about the executive officers, directors and other employees of NAVTEQ and Traffic.com and their direct and indirect interests, by security holdings or otherwise, in the merger are described in the definitive proxy statement/prospectus.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  No offering of the securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Year Ended
	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006
	(Unaudited)			(Unaudited)

Net revenue	$145,978	180,691	$496,512	581,619

Operating costs and expenses:
Database creation and distribution costs	67,177	77,515	236,405	275,449
Selling, general, and administrative expenses	37,241	40,373	125,851	152,474

Total operating costs and expenses	104,418	117,888	362,256	427,923

Operating income	41,560	62,803	134,256	153,696

Other income	2,095	2,956	4,735	10,249

Income before income taxes	43,655	65,759	138,991	163,945

Income tax (benefit) expense	15,989	22,816	(31,839)	54,481

Net income before cumulative effect of change in accounting principle	27,666	42,943	170,830	109,464

Cumulative effect of change in accounting principle, net of tax	—	—	—	506

Net income	$27,666	42,943	$170,830	109,970

Earnings per share of common stock before cumulative effect of change in accounting principle –
Basic	$0.30	0.46	$1.90	1.18
Diluted	$0.29	0.45	$1.81	1.14

Cumulative effect of change in accounting principle per share of common stock –
Basic	$—	—	$—	0.01
Diluted	$—	—	$—	0.01

Earnings per share of common stock –
Basic	$0.30	0.46	$1.90	1.18
Diluted	$0.29	0.45	$1.81	1.15

Weighted average shares of common stock outstanding –
Basic	91,361	93,470	90,115	93,029
Diluted	94,918	95,852	94,198	95,713

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	Dec. 31,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,070	122,335
Short-term marketable securities	84,299	137,163
Accounts receivable, net	82,352	126,081
Deferred income taxes	42,584	9,232
Prepaid expenses and other current assets	15,203	17,744

Total current assets	309,508	412,555

Property and equipment, net	20,828	27,462
Capitalized software development costs, net	25,761	18,844
Long-term deferred income taxes, net	169,264	184,645
Long-term marketable securities	49,429	63,033
Goodwill and acquired intangible assets, net	28,593	75,560
Deposits and other assets	12,505	12,602

Total assets	$615,888	794,701

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,572	22,874
Accrued payroll and related liabilities	28,365	33,571
Fair value of foreign currency derivative	3,265	—
Other accrued expenses	28,658	40,327
Deferred revenue	38,703	43,639

Total current liabilities	118,563	140,411

Long-term deferred revenue	3,446	2,874
Other long-term liabilities	3,815	2,035

Total liabilities	125,824	145,320

Stockholders’ equity	490,064	649,381

Total liabilities and stockholders’ equity	$615,888	794,701

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	Dec. 31, 2005	Dec. 31, 2006
		(Unaudited)

Cash flows from operating activities:
Net income	$170,830	109,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,070	29,700
Deferred income taxes	(77,737)	15,046
Stock compensation expense	9,117	14,501
Tax benefit on non-qualified stock options	40,936	—
Cumulative effect of change in accounting principle	—	(506)
Provision for doubtful receivables	2,303	2,548
Noncash other	1,302	2,433
Changes in operating assets and liabilities, net of effects of acquisitions	(32,068)	(33,684)

Net cash provided by operating activities	137,753	140,008

Cash flows from investing activities:
Acquisition of property and equipment	(10,466)	(17,834)
Capitalized software development costs	(12,369)	(9,055)
Net purchases of marketable securities	(62,260)	(65,408)
Payments for acquisitions, net of cash acquired	(8,234)	(42,216)
Purchase of investments	(1,201)	—
Note receivable	—	(300)

Net cash used in investing activities	(94,530)	(134,813)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	14,190	26,256

Net cash provided by financing activities	14,190	26,256

Effect of exchange rate changes on cash	(2,444)	5,814

Net increase in cash and cash equivalents	54,969	37,265

Cash and cash equivalents at beginning of period	30,101	85,070

Cash and cash equivalents at end of period	$85,070	122,335